Exhibit 10.1

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE (this “Amendment”) is made as of this 7 day of August, 2017, by and between ARE-MA REGION NO. 59, LLC, a Delaware limited liability company, having an address at c/o Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), and CATABASIS PHARMACEUTICALS, INC., a Delaware corporation, having a mailing address at One Kendall Square, Building 1400E, Suite B14202, Cambridge, Massachusetts 02139 (“Tenant”).

BACKGROUND:

A.                                    Reference is made to a certain Lease Agreement dated December 17, 2010 (the “Original Lease”), by and between RB Kendall Fee, LLC, as landlord, and Tenant, as tenant, as amended by a First Amendment of Lease dated as of December 21, 2011 (the “First Amendment”), a Letter dated April 17, 2012, a Second Amendment of Lease dated as of July 16, 2015 (the “Second Amendment”), and a Third Amendment of Lease dated as of October 18, 2016 (the “Third Amendment;” as so amended, the “Lease”), demising approximately 18,876 rentable square feet of space consisting of approximately 14,817 rentable square feet of space on the second (2nd) floor of Building 1400 (such space, the “Second Floor Premises;” such building, the “Building”) and approximately 4,059 rentable square feet of space on the third (3rd) floor of the Building (the “Third Floor Premises;” collectively with the Second Floor Premises, the “Premises”) in One Kendall Square, Cambridge, Massachusetts.  Capitalized terms used, but not defined herein shall have the same meaning as in the Lease.

B.                                    Landlord is the successor to DWF IV ONE KENDALL, LLC (“DIVCO”); DIVCO was the successor to RB Kendall Fee, LLC; and Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.                                    The term of the Lease is scheduled to expire on June 30, 2018.

D.                                    Landlord and Tenant now desire to amend the Lease to extend the term of the Lease beyond June 30, 2018, all as more particularly set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.                                      Extension of Term.  The term of the Lease is hereby extended beyond June 30, 2017 for the period beginning on July 1, 2018, and ending on June 30, 2020 (the “Additional Term”).  The Additional Term shall be upon all of the same terms and conditions of the Lease in effect as of the date hereof except as otherwise set forth herein.  Tenant acknowledges and agrees that it currently occupies the Premises and is familiar with the condition thereof and that the Premises is leased to Tenant in “As-Is” condition without any representation or warranty, express or implied, as to the condition or fitness for Tenant’s use thereof. Tenant agrees that Landlord has no work to perform in or on the Premises to prepare same for Tenant’s use and occupancy.

2.                                      Payment of Yearly Rent For and During the Additional Term.  For and during the Additional Term, in addition to all other amounts due and payable by Tenant under the Lease, Tenant shall pay to Landlord monthly installments of Yearly Rent as follows and otherwise as set forth in the Yearly Rent payment provisions of the Lease:

Period	Monthly Rent
July 1, 2018 – June 30, 2019	$116,653.68
July 1, 2019 – June 20, 2020	$120,153.29

3.                                      Payment of Operating Expense Share and Tax Share For and During the Additional Term.  In addition to the payment of Yearly Rent for the Premises and other amounts payable under the Lease, for and during the Additional Term, (a) with respect to the Second Floor Premises, Tenant shall also pay the Operating Expense Share pursuant to Section 9.3 of the Original Lease (as modified by Section 5 of the First Amendment) and the Tax Share pursuant to Section 9.2 of the Original Lease (as modified by Section 5 of the First Amendment), and (b) with respect to the Third Floor Premises, Tenant shall also pay the Operating Expense Share and Tax Share pursuant to Section 5 of the Second Amendment.

Tenant acknowledges and agrees that commencing on July 1, 2018, the Management Fee payable by Tenant under the Lease as part of Operating Costs shall be equal to 3% of Yearly Rent.

4.                                      Electricity Payments For and During Additional Term.  In addition to the Yearly Rent and other amounts payable under the Lease, for and during the Additional Term, Tenant shall continue to be obligated to pay for its electricity usage in the Premises in accordance with the provisions of (a) Article 8 of the Original Lease and Section 5 of the First Amendment with respect to the Second Floor Premises, and (b) Section 6 of the Second Amendment with respect to the Third Floor Premises.

5.                                      Further Extension.  Tenant acknowledges and agrees that, notwithstanding anything in the Lease to the contrary, Tenant shall have no further right to extend the term of the Lease beyond the Additional Term.  Accordingly, on or before June 30, 2020, Tenant shall quit, vacate and yield-up the Premises in broom clean condition and free from all personal property, furniture, fixtures, inventory and equipment and otherwise in accordance with the surrender provisions of the Lease, including, without limitation, the decommissioning requirements set forth in Section 29.11(f) of the Lease and Section 8 of the Second Amendment.

6.                                      Brokers.  Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, except for Newmark Grubb Knight Frank and CB Richard Ellis/New England (collectively, the “Brokers”).  Any fees payable to the Brokers are the responsibility of Landlord pursuant to separate written agreement with the Brokers.  Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman (other than the Brokers) whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Amendment.

7.                                      Tenant’s Continuing Obligation To Maintain Letter of Credit Under Section 29.13 of the Lease.  Landlord is currently holding, as security for Tenant’s obligations under the Lease, the Letter of Credit described in Section 29.13 of the Lease in the amount of $113,098.06 (the “Letter of Credit”).  For and during the Additional Term: (a) Landlord shall continue to hold the Letter of Credit as security for Tenant’s obligations under the Lease; (b) Landlord shall have the right to draw down the Letter of Credit, if necessary, in accordance with the provisions of Section 29.13 of the Lease; and (c) Tenant shall be obligated to comply with the provisions of Section 29.13 with respect to maintaining, reviewing and replacing, as necessary, the Letter of Credit.

8.                                      Counterpart Execution.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one fully executed original Amendment, binding upon the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the same counterpart.

9.                                      Miscellaneous. In all other respects, the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

10.                               Authorization to Execute.  Tenant represents and warrants to Landlord that the person signing this Amendment on behalf of Tenant is duly authorized to execute and deliver this Amendment on behalf of Tenant in accordance with a duly adopted resolution or other applicable authorization of Tenant, and that this Amendment is binding upon Tenant in accordance with its terms. Further, if requested by Landlord, Tenant shall, within thirty (30) days after such request, deliver to Landlord a certified copy of a resolution or other applicable authorization of said organization authorizing or ratifying the execution of this Amendment.

11.                               No Reservation.  Preparation of this Amendment by Landlord or Landlord’s attorney and the submission of this Amendment to Tenant for examination or signature is without prejudice and does not constitute a reservation, option or offer to lease the Premises.  This Amendment shall not be binding or effective until this Amendment shall have been executed and delivered by each of the parties hereto, and Landlord reserves the right to withdraw this Amendment upon written notice to Tenant from consideration or negotiation at any time prior to Landlord’s execution and delivery of this Amendment, which withdrawal shall be without prejudice, recourse or liability.

12.                               Energy Use Reporting.  Tenant agrees to provide, within 10 business days of request by Landlord, such information and documentation as may be needed for compliance with the City of Cambridge Building Energy Use Disclosure Ordinance, Section 8.67.010 et seq. of the Municipal Code of the City of Cambridge (as the same may be amended, the “Cambridge Building Energy Use Disclosure Ordinance”), and other such energy or sustainability requirements as may be adopted from time to time by the City of Cambridge or any other governmental authority with jurisdiction over the Building, which information shall include without limitation usage at or by the Premises of electricity, natural gas, steam, hot or chilled water or other energy.  Landlord shall report to the applicable governmental authority such energy usage for the Building and other Building information as required by the Cambridge Building Energy Use Disclosure Ordinance.

13.                               OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

14.                               Indemnity.  Notwithstanding anything to the contrary contained herein or in the Lease, Tenant acknowledges and agrees that, in order to reflect changes in applicable laws, Section 15.3 of the original Lease is hereby amended, retroactive to the date of the original Lease, to include the following language: “Tenant shall in no event be required to indemnify Landlord for losses, claims, liabilities or costs to the extent caused by Landlord’s negligence or willful misconduct.”

15.                               Asbestos.

a.                                      Notification of Asbestos.  Landlord hereby notifies Tenant of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Premises in the locations identified in Exhibit B attached to this Amendment.

b.                                      Tenant Acknowledgement.  Tenant hereby acknowledges receipt of the notification in paragraph (a) of this Section 15 and understands that the purpose of such notification is to make Tenant and any agents, employees, and contractors of Tenant, aware of the presence of ACMs and/or PACMs within or about the Premises in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

/s/ JCM
Tenant’s Initials

c.                                       Acknowledgement from Contractors/Employees.  Tenant shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Premises, and before soliciting bids from any person to perform such services.  Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities.  Thereafter, Tenant shall grant Landlord reasonable access to the Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities.  Tenant shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval.  Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Tenant acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Premises in the locations identified in Exhibit B prior to the commencement of such activities.  Nothing in this Section 15 shall be deemed to expand Tenant’s rights under the Lease or otherwise to conduct, authorize or permit any such activities.

(i)                                     Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii)                                  Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii)                               Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

[Signatures on Following Page]

IN WITNESS WHEREOF the parties hereto have executed this Fourth Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:

ARE-MA REGION NO. 59, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Jackie Clem
		Name:	Jackie Clem
		Title:	Senior Vice President RE Legal Affairs

TENANT:

CATABASIS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Jill C. Milne, Ph.D.
Name: Jill C. Milne, Ph.D.
Title: President and CEO

Exhibit A

Asbestos Disclosures

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at Building 1400, One Kendall Square, Boston, Massachusetts (“Building”).

Historically, asbestos was commonly used in building products used in the construction of buildings across the country.  Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation.  Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

Building 1400 was constructed in the early 1900s. No specific asbestos sampling/analysis data has been provided.  Based on the 2002 visual survey, the following materials were observed in Building 1400 that might contain asbestos, referred to as presumed asbestos-containing materials or PACMS:

Building 1400

Material Description	Material Location
Drywall/joint compound	All Floors: throughout walls; portions of east and center elevator lobby ceilings Fourth Floor: locker room ceilings
12” gray floor tile and mastic	Basement: west hallway by stairs
White with gray vinyl sheet flooring	Basement: Microbia glass wash room
12” white/blue/pink floor tile and mastic	First Floor: Suntory Pharmaceutical, northwest laboratory, kitchen, and east side rooms Second Floor: Microbia, west side laboratory (assumed throughout)
White vinyl sheet flooring	First Floor: Suntory Pharmaceutical, south side laboratories
12” beige floor tile and mastic	First Floor: loading dock and service elevator hallway
12” light gray floor tile and mastic	First Floor: Incert Software, kitchen
12” white with gray floor tile and mastic	Second Floor: Microbia, east side hallway by stairs Third Floor: Microbia, southwest hallway
12” light gray floor tile and mastic	Third Floor: Microbia, center hallway and hallways by center and east stairs
12” white with black speck floor tile and mastic	Fourth Floor: Microbia, west end laboratory (assumed throughout)

Material Description	Material Location
12” gray and white floor tile and mastic	Fourth Floor: Microbia, southwest hallway and east side lunch room
Gray rubberized flooring	Fourth and Fifth Floors: Microbia, center stairwell
12” dark gray floor tile and mastic	Fifth Floor: Microbia, east side hallway and elevator lobby
12” white and gray floor tile and mastic	Fifth Floor: Microbia, east side hallways; west side laboratories (assumed throughout)
12” gray floor tile and mastic	Fifth Floor: Microbia, center stairwell landing
2’ x 4’ ceiling tile	First Floor: Suntory Pharmaceutical, laboratory (assumed throughout)
2’ x 2’ ceiling tile (curves pattern)	First Floor: Suntory Pharmaceutical, north offices
2’ x 2’ ceiling tile	First Floor: Incert Software, center office areas
2’ x 2’ ceiling tile

First Floor: Genzyme, office areas (assumed throughout)
Second Floor: Genzyme, east side office areas; Microbia office areas (201)
Third Floor: Genzyme, southwest hallway, center and east side offices (302-304)
Fourth Floor: Genzyme, offices and laboratories (assumed throughout)
Fifth Floor: Genzyme, center and east side offices (assumed throughout)

2’ x 4’ ceiling tile

Second Floor: Microbia, west side laboratory (assumed throughout); Genzyme, center office areas (203)
Third Floor: Genzyme, west side laboratory (assumed throughout)
Fifth Floor: Genzyme, west side laboratory (assumed throughout)

Fireproofing	All Floors: beams and columns, with some overspray on decking
Stucco	Exterior overhang and east side walk area and perimeter of windows

Because ACMs and PACMs may be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”).  The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building.  The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs.  Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices.  ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled.  This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).  If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases.  However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers.  In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs.  Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at Landlord’s office located at 400 Technology Square, Suite 101, Cambridge, MA 02139.